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                                                              Exhibit (d)(b)(a)

                             JANUS GROWTH PORTFOLIO

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT made this 3/rd/ day of April, 2002, among Metropolitan Series Fund, Inc., a Maryland corporation (the "Fund"), MetLife Advisers, LLC (the "Investment Manager"), a Delaware limited liability company, and Janus Capital Management LLC, a Delaware limited liability company (the "Sub-Investment Manager");

                              W I T N E S S E T H :

         WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

         WHEREAS, the Fund, a series type of investment company, issues separate classes (or series) of stock, each of which represents a separate portfolio of investments;

         WHEREAS, the Fund is currently comprised of various portfolios, each of which pursues its investment objectives through separate investment policies, and the Fund may add or delete portfolios from time to time;

         WHEREAS, the Sub-Investment Manager is engaged principally in the business of rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Janus Growth Portfolio as set forth in the Janus Growth Portfolio Investment

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Management Agreement dated May 1, 2001 between the Fund and the Investment
Manager (the "Janus Growth Portfolio Investment Management Agreement"); and the Fund and the Investment Manager desire to enter into a separate sub-investment management agreement with respect to the Janus Growth Portfolio of the Fund with the Sub-Investment Manager;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund, the Investment Manager and the Sub-Investment Manager hereby agree as follows:

                                    ARTICLE 1

                      Duties of the Sub-Investment Manager

         Subject to the supervision and approval of the Investment Manager and the Fund's Board of Directors, the Sub-Investment Manager will manage the investment and reinvestment of the assets of the Fund's Janus Growth Portfolio (the "Portfolio") for the period and on the terms and conditions set forth in this Agreement. In acting as Sub-Investment Manager to the Fund with respect to the Portfolio, the Sub-Investment Manager shall determine which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities or other assets in which it may invest, subject always to any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended or supplemented from time to time, the provisions of applicable laws and regulations including the Investment Company Act, and the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus and statement of additional information of the Fund then currently effective under the Securities Act of 1933 (the "Prospectus"). Should the Board of Directors of the Fund or the Investment Manager at any time, however, make any definite determination as to

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investment policy and notify in writing the Sub-Investment Manager thereof, the
Sub-Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified in writing that such determination has been revoked. The Sub-Investment Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Portfolio, determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by it. The Sub-Investment Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Sub-Investment Manager, whether public or private.

         Absent written instructions from the Investment Manager to the contrary, the Sub-Investment Manager shall place all orders for the purchase and sale of investment instruments for the Portfolio with brokers or dealers selected by the Sub-Investment Manager, which may include brokers or dealers affiliated with the Sub-Investment Manager. In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Investment Manager is directed at all times to follow the policies of the Fund set forth in the Prospectus. Nothing herein shall preclude the "bunching" of orders for the sale or purchase of portfolio securities with other Fund portfolios or with other accounts managed by the Sub-Investment Manager. In allocating orders, the Sub-Investment Manager shall not favor any account over any other and any purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved and at a price which is approximately averaged.

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         The Sub-Investment Manager shall use its best efforts to obtain execution of portfolio transactions at prices that are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Investment Manager may, to the extent permitted by applicable laws or regulations, select brokers or dealers on the basis that they provide brokerage, research, or other services or products to the Portfolio and/or other accounts serviced by the Sub-Investment Manager. The Sub-Investment Manager may, to the extent so permitted, place portfolio transactions with a broker or dealer with whom it has negotiated a commission in excess of the commission another broker or dealer would have charged for effecting that transaction if the Sub-Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that the Sub-Investment Manager and its affiliates have with respect to the Portfolio and to accounts over which they exercise investment discretion, and not all such services or products will necessarily be used by the Sub-Investment Manager in managing the Portfolio.

         In connection with these services the Sub-Investment Manager will provide investment research as to the Portfolio's investments and conduct a continuous program of evaluation of its assets. The Sub-Investment Manager will have the responsibility to monitor the investments of the Portfolio to the extent necessary for the Sub-Investment Manager to manage the Portfolio in a manner that is consistent with the investment objective and policies of the Portfolio set forth in the Prospectus, as from time to time amended, and communicated in writing to the Sub-Investment Manager, and consistent with applicable law, including, but not limited to, the

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Investment Company Act and the rules and regulations thereunder and the applicable provisions of the Internal Revenue Code and the rules and regulations thereunder (including, without limitation, subchapter M of the Code and the investment diversification aspects of Section 817(h) of the Code).

         The Sub-Investment Manager will furnish the Investment Manager and the Fund such statistical information with respect to the investments it makes for the Portfolio as the Investment Manager and the Fund may reasonably request. On its own initiative, the Sub-Investment Manager will apprise the Investment Manager and the Fund of important developments materially affecting the Portfolio, including but not limited to any change in the personnel of the Sub-Investment Manager responsible for the day to day investment decisions made by the Sub-Investment Manager for the Portfolio and any material legal proceedings against the Sub-Investment Manager by the Securities and Exchange Commission relating to violations of the federal securities laws by the Sub-Investment Manager, which directly affect the Portfolio; and will furnish the Investment Manager and the Fund from time to time with similar material information that is believed appropriate for this purpose. In addition, the Sub-Investment Manager will furnish the Investment Manager and the Fund's Board of Directors such periodic and special reports as either of them may reasonably request, provided that the Sub-Investment Manager shall not be responsible for Portfolio accounting, nor shall it be required to generate information derived from Portfolio accounting data.

         The Sub-Investment Manager will exercise its best judgment in rendering the services provided for in this Article 1, and the Fund and the Investment Manager agree, as an inducement to the Sub-Investment Manager's undertaking so to do, that the Sub-Investment Manager will not

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be liable under this Agreement for any mistake of judgment or in any other event whatsoever, except as hereinafter provided. The Sub-Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or the Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Agreement.

         The Sub-Investment Manager shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Portfolio. The Sub-Investment Manager shall not be responsible for the preparation or filing of any reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing. The Sub-Investment Manager shall vote proxies received in connection with securities held by the Portfolio.

         The Sub-Investment Manager shall have no responsibility to monitor certain limitations or restrictions for which the Sub-Investment Manager has not been provided sufficient information by the Investment Manager, including without limitation, the "short-short" test and the 90%-source test of the Internal Revenue Code. The Investment Manager has the responsibility of obtaining and providing such information.

         The Sub-Investment Manager shall be subject to a written code of ethics adopted by it pursuant to Rule 17j-1(b) of the Investment Company Act, and shall not be subject to any other code of ethics, including the Investment Manager's code of ethics, unless specifically adopted by the Sub-Investment Manager.

         Notwithstanding any other provision of this Agreement, the Fund, the Investment Manager and the Sub-Investment Manager may agree to the employment of a Sub-

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Sub-Investment Manager to the Fund for the purpose of providing investment management services with respect to the Portfolio, provided that the compensation to be paid to such Sub-Sub-Investment Manager shall be the sole responsibility of the Sub-Investment Manager and the duties and responsibilities of the Sub-Sub-Investment Manager shall be as set forth in a sub-sub-investment management agreement among the Investment Manager, the Sub-Investment Manager, the Sub-Sub-Investment Manager and the Fund on behalf of the Portfolio.

                                    ARTICLE 2

                          Sub-Investment Management Fee

         The payment of advisory fees and the allocation of charges and expenses between the Fund and the Investment Manager with respect to the Portfolio are set forth in the Janus Growth Portfolio Investment Management Agreement. Nothing in this Janus Growth Portfolio Sub-Investment Management Agreement shall change or affect that arrangement. The payment of advisory fees and the apportionment of any expenses related to the services of the Sub-Investment Manager under this Agreement shall be the sole concern of the Investment Manager and the Sub-Investment Manager and shall not be the responsibility of the Fund.


         In consideration of services rendered pursuant to this Agreement, the Investment Manager will pay the Sub-Investment Manager on the first business day of each month the fee at the annual rate specified by the schedule of fees in the Appendix to this Agreement. The fee for any period from the date the Portfolio commences operations to the end of the month will be prorated according to the proportion which the period bears to the full month, and, upon any termination of this Agreement before the end of any month, the fee for the part of the month during which the Sub-Investment Manager acted under this Agreement will be prorated

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according to the proportion which the period bears to the full month and will be payable upon the date of termination of this Agreement.

         For the purpose of determining the fees payable to the Sub-Investment Manager, the value of the Portfolio's net assets will be computed in the manner specified in the Fund's Prospectus. The Sub-Investment Manager will bear all of its own organizational, operational and business expenses in connection with the performance of its duties under this Agreement but shall not be obligated to pay any expenses of the Investment Manager, the Fund, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the Investment Company Act shall be the sole responsibility of the Investment Manager.

                                  Other Matters

         The Sub-Investment Manager may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement. The compensation of any such persons will be paid by the Sub-Investment Manager, and no obligation will be incurred by, or on behalf of, the Fund or the Investment Manager with respect to them.

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         The Fund and the Investment Manager understand that the Sub-Investment
Manager now acts and will continue to act as investment manager to various investment companies and fiduciary or other managed accounts, and the Fund and the Investment Manager have no objection to the Sub-Investment Manager's so acting. In addition, the Fund understands that the persons employed by the Sub-Investment Manager to assist in the performance of the Sub-Investment Manager's duties hereunder will not devote their full time to such service, and nothing herein contained shall be deemed to limit or restrict the Sub-Investment Manager's right or the right of any of the Sub-Investment Manager's affiliates to engage in and devote time and attention to other businesses or to render other services of whatever kind or nature.

         The Sub-Investment Manager agrees that all books and records which it maintains for the Fund are the Fund's property. The Sub-Investment Manager also agrees upon request of the Investment Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Sub-Investment Manager further agrees to maintain and preserve the Fund's books and records in accordance with the Investment Company Act and rules thereunder.

         The Sub-Investment Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence of the Sub-Investment Manager in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement. The Investment Manager shall hold harmless and indemnify the Sub-Investment Manager, its affiliates, directors, officers, shareholders, employees

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or agents for any loss not directly resulting from the Sub-Investment Manager's willful misfeasance, bad faith or gross negligence.

         The Investment Manager has herewith furnished the Sub-Investment Manager copies of the Fund's Prospectus, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of this Agreement to furnish the Sub-Investment Manager copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective and, to the extent relevant, before filing with the SEC. The Sub-Investment Manager will be entitled to rely on all documents furnished to it by the Investment Manager or the Fund. The Investment Manager shall timely furnish the Sub-Investment Manager with such additional information as may a reasonably necessary for or requested by the Sub-Investment Manager to perform its responsibilities pursuant to this Agreement.

         The Investment Manager shall be responsible for setting up and maintaining brokerage accounts and other accounts (or take such action as reasonably requested by the Sub-Investment Manager to enable it to establish such accounts) as the Sub-Investment Manager deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

         The Sub-Investment Manager shall have no liability for the acts or omissions of any custodian of the Portfolio's assets, including but not limited to, responsibility for the segregation requirements of the Investment Company Act or other applicable law.

                                    ARTICLE 3

                   Duration and Termination of this Agreement

         This Agreement shall become effective as of the date first above written and shall remain in force for two years from the date of effectiveness and thereafter shall continue in effect, but

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only so long as such continuance is specifically approved at least annually by
(i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Directors of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, on sixty days' written notice to the Investment Manager and Sub-Investment Manager, or by the Investment Manager or Sub-Investment Manager on sixty days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Janus Growth Portfolio Investment Management Agreement.

                                    ARTICLE 4

                                   Definitions

         The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act.

                                    ARTICLE 5

                          Amendments of this Agreement

         This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, to the extent permitted by the Investment Company Act, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) by

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the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                    ARTICLE 6

                                  Governing Law

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                    ARTICLE 7

                                     Notices

         Notices to be given hereunder shall be addressed to:

         Fund:                              Thomas M. Lenz
                                            Vice President and Secretary
                                            Metropolitan Series Fund, Inc.
                                            501 Boylston Street
                                            Boston, Massachusetts 02116

         Investment Manager:                John F. Guthrie, Jr.
                                            Senior Vice President
                                            MetLife Advisers, LLC
                                            501 Boylston Street
                                            Boston, Massachusetts 02116

         Sub-Investment Manager:            General Counsel
                                            Janus Capital Management LLC

                                            100 Fillmore Street
                                            Denver, Colorado 80206

         Changes in the foregoing notice provisions may be made by notice in writing to the other parties and shall be effective upon delivery.

                                              METROPOLITAN SERIES FUND, INC.

                                              By: /s/ Thomas M. Lenz
                                                  -----------------------------
                                                  Thomas M. Lenz
                                                  Vice President and Secretary
Attest:

/s/ John F. Guthrie, Jr.
-----------------------------
John F. Guthrie, Jr.
Senior Vice President
                                              METLIFE ADVISERS, LLC

                                              By: /s/ John F. Guthrie, Jr.
                                                  -----------------------------
                                                  John F. Guthrie, Jr.
                                                  Senior Vice President
Attest:

/s/ Thomas M. Lenz
-----------------------------
Thomas M. Lenz
Vice President and Secretary

                                              JANUS CAPITAL MANAGEMENT LLC

                                              By: /s/ Bonnie M. Howe
                                                  -----------------------------
                                                  Bonnie M. Howe
                                                  Vice President and
                                                  Assistant General Counsel
Attest:

/s/ Justin Wright
-----------------------------
Justin Wright
Associate Counsel

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                                    APPENDIX

                          JANUS CAPITAL MANAGEMENT LLC

                   Metropolitan Series Fund, Inc. Fee Schedule

                             Janus Growth Portfolio
                             ----------------------

                    Effective April 3, 2002 - April 30, 2002

              First $100 Million             .55%

              next $400 Million              .50%

              over $500 Million              .45%

              of the average daily value of the net assets of the Portfolio


                              Effective May 1, 2002

              First $250 Million             .50%

              next $500 Million              .45%

              next $750 Million              .40%

              over $1.5 Billion              .35%

         of the average daily value of the net assets of the Portfolio